                                                Filed Pursuant to Rule 424(b)(4)
                                                Registration No. 333-41107
PROSPECTUS

DECEMBER 9, 1997

                               2,500,000 SHARES

                            ATRIA COMMUNITIES, INC.

                                 COMMON STOCK
                          (PAR VALUE $.10 PER SHARE)

  This prospectus relates to 2,500,000 shares (the "Shares") of the Common Stock, par value $.10 per share ("Common Stock"), of Atria Communities, Inc. (the "Company") which may be offered and issued by the Company from time to time in connection with the acquisition by the Company directly, or indirectly through subsidiaries, of various businesses or assets, or interests therein. The Shares may be issued in mergers or consolidations, in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, or in exchange for tangible or intangible assets, including assets constituting all or substantially all of the assets and business of such entities. Shares may also be reserved for issuance pursuant to, or offered, issued and sold upon exercise or conversion of, warrants, options, convertible instruments or rights issued by the Company from time to time in connection with any such acquisition.

  The Company anticipates that the terms of acquisitions involving the issuance of Shares will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired, and that the Shares so issued will be valued at prices based on or related to market prices for the Common Stock on the Nasdaq National Market System at or about the time the terms of an acquisition are agreed upon or at or about the time of delivery of such Shares, or based on average market prices for periods ending at or about such times. No underwriting discounts or commissions will be paid, although brokers' or finders' fees may be paid from time to time in connection with specific acquisitions. Under some circumstances, the Company may issue Shares in full or partial payment of such fees. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

  With the consent of the Company, this Prospectus may also be used by persons ("Selling Stockholders") who have received or will receive Shares in connection with acquisitions and who may wish to sell such Shares under circumstances requiring or making desirable its use. See "Resales of Shares".

  The Shares will, prior to their issuance, be listed on the Nasdaq National Market subject to official notice of issuance. The Common Stock is traded under the symbol "ATRC." The last reported sale price of the Common Stock on the Nasdaq National Market on December 9, 1997, was $17.00 per share.

                               ----------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                               ----------------

  THESE SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS  THE
      SECURITIES  AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
        COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
          PROSPECTUS.  ANY  REPRESENTATION  TO  THE  CONTRARY  IS   A
            CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

  The Company is subject to the informational and reporting requirements of the Securities and Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, is required to file proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, as well as any such report, proxy statement and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such filings may also be obtained from the Commission through the Internet at http://www.sec.gov.

  Statements made in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein are not necessarily complete. For each such statement concerning a contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to such exhibit or other filing for a more complete description of the matter involved and each such statement is qualified in its entirety by such reference.

  The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent accounting firm. The Company also intends to furnish such other reports as it may determine or as may be required by law.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference: The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; the Company's Quarterly Reports for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; the Company's Current Reports on Form 8-K dated April 1, 1997 and October 23, 1997; and the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as the same may be amended.

  All documents and reports subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE FROM AUDRA J. ECKERLE, GENERAL COUNSEL, ATRIA COMMUNITIES, INC., 515 WEST MARKET STREET, SUITE 200, LOUISVILLE, KENTUCKY 40202 (TELEPHONE (502) 596-7540). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION IS TO BE MADE.

                                  THE COMPANY

  Atria is a leading national provider of assisted and independent living services for the elderly. At September 30, 1997, the Company operated 37 communities in 17 states with a total of 3,890 units. The Company also had

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33 assisted living communities under development, including 17 communities under construction. The Company's communities included 1,878 assisted living units and 2,012 independent living units. The Company owns 30 of its communities, holds a majority interest in two communities, leases two communities and manages three communities.

  Assisted living is a rapidly emerging component of the non-acute health care system for the elderly. The assisted and independent living industries serve the long-term care needs of the elderly who do not require the more extensive medical services available in skilled nursing facilities, yet who are no longer capable of a totally independent lifestyle. Assisting living residents typically require assistance with two or more activities of daily living ("ADLs"), such as eating, grooming and bathing, personal hygiene and toileting, dressing, transportation, walking and medication supervision. The independent living industry serves the long-term care needs of the elderly who require only occasional assistance with ADLs.

  According to industry estimates, the assisted living industry represented approximately $12.0 billion in revenue in 1996. The Company believes that growth in the demand for assisted and independent living services is being driven by: the growing elderly population segment; changing societal patterns that make it difficult for families to provide in-home care for the elderly; increasing recognition among the elderly and their families that assisted and independent living facilities afford a cost-effective, independent, secure and attractive lifestyle; and the limited supply of purpose-built assisted living facilities currently available.

  Atria's objective is to expand its position as a leading national provider of high-quality assisted living services. Key elements of the Company's strategy are to continue to: (i) develop or acquire, in geographic clusters, 60 to 85 additional assisted living communities consisting of approximately 5,400 to 7,650 units by the year 2000 (including the 33 communities under development at September 30, 1997 and the communities developed or acquired since the Company's initial public offering to achieve regional density); (ii) convert at least 750 of its existing independent living units to assisted living units by the year 2000 (approximately 250 per year); (iii) focus on private pay, middle- and upper-income residents; (iv) develop network relationships and strategic alliances with leading national and regional health care providers; (v) offer a broad range of high-quality services that meet the individual needs of residents to enable them to "age in place"; and
(vi) develop the Atria prototype model in targeted markets to increase brand awareness and achieve construction and operational efficiencies.

  Prior to completion of the Company's initial public offering in August 1996 (the "IPO"), certain of the Company's assisted and independent living communities had been operated by Vencor, Inc. ("Vencor") and its predecessors for over a decade. Vencor operates an integrated network of health care services primarily focusing on the needs of the elderly. In July 1997, the Company completed a public offering of 6.9 million primary shares of Common Stock (the "Secondary Offering"). In the fourth quarter of 1997, the Company sold $143.75 million of 5.0% Convertible Subordinated Notes due 2002 (the "Notes") in an offering exempt from registration under the Securities Act pursuant to Rule 144A (the "Note Offering"). At September 30, 1997, Vencor owned 42.8% of the Company's outstanding Common Stock.

  The Company's executive offices are located at 515 West Market Street, Suite 200, Louisville, Kentucky 40202, and its telephone number is (502) 596-7540.

RECENT DEVELOPMENTS

  In April 1997, the Company acquired American ElderServe Corporation ("American ElderServe"), an Atlanta based operator of assisted living communities, for approximately $30.5 million in cash, stock and assumption of debt. At the time of the acquisition, American ElderServe operated 12 assisted living communities consisting of 503 units (six of the communities were owned; one was leased; and five were managed under contract). The Company terminated the management contracts on four of the five managed communities during July 1997. At the time of the acquisition, American ElderServe had six additional communities under construction, one of which opened in April 1997, and the remainder of which are scheduled to open by the end

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of 1997. In connection with the acquisition, Andy L. Schoepf, the former
President and Chief Executive Officer and principal shareholder of American ElderServe, joined the Company as its Chief Operating Officer, received 636,487 shares of Common Stock (including certain demand and incidental registration rights with respect thereto) and was subsequently elected a director of the Company.

  In connection with the American ElderServe acquisition, the Company entered into a development agreement with Elder HealthCare Developers, LLC ("Elder HealthCare"), a Georgia limited liability company owned 10% by Atria and 90% by Assisted Care Developers, LLC ("Assisted Care Developers"). Assisted Care Developers is wholly-owned by George A. Schoepf, former Executive Vice President of American ElderServe and the brother of Andy L. Schoepf. Elder HealthCare has the exclusive right to develop assisted living communities for the Company in nine southeastern states. The Company has agreed that Elder HealthCare will develop at least 15 communities in this southeast region over the next three years; nine of those communities are currently under development. The Company will have the first option to purchase any such development community at the lesser of its fair market value or the cost to develop and operate such community through the time of purchase plus $666,666. The Company may exercise its option to purchase a community only after the community's operations become profitable as defined in the development agreement. Under the terms of the Operating Agreement of Elder HealthCare, as amended, Elder HealthCare will fund the development, construction and working capital needs of its communities by use of third party financing. If such financing is unavailable or insufficient to cover all of the construction and start-up costs associated with any of such communities, Atria will extend the necessary funds or guarantees to Elder HealthCare. Assisted Care Developers has agreed to indemnify the Company for up to 90% of any loss suffered by Atria as a result of the default of Elder HealthCare on any loan either extended or guaranteed by Atria. The Company will manage communities developed by Elder HealthCare from the day they commence operations. See "Risk Factors-- Increased Leverage and Risks of Indebtedness."

  The Company is in the process of completing the acquisition from The Carra Company, LLC ("Carra") of five assisted living community development sites located in Tennessee, Texas and Alabama. Carra will complete the development of these communities pursuant to development agreements with the Company. The total cost to acquire and complete the development of these communities will be approximately $24.4 million. The development of one of these communities, with 92 units located in Memphis, Tennessee, was completed in March 1997. A second 84-unit community located in Memphis opened in September 1997. Communities to be developed at the remaining three sites are scheduled to open from late 1997 through early 1998.

  In June 1997, the Company and MedGroup Management, Inc. ("MedGroup"), a wholly-owned for-profit subsidiary of Jewish Hospital HealthCare Services, Inc. ("Jewish HealthCare") reached an agreement regarding the development of assisted living communities within the market areas of Jewish HealthCare facilities. MedGroup has an exclusive right of first refusal to be the sole participant with Atria in the development of assisted living communities in southern Indiana and central Kentucky. Three communities are currently under development in the greater Louisville area. Jewish HealthCare is one of the largest operators of health care facilities in Kentucky and southern Indiana, with a network of 36 health care facilities.

  In February 1997, the Company acquired a 102-unit assisted living community and a 48 bed, 27-unit memory impairment and dementia care community. Both of these communities are located in Knoxville, Tennessee. In September 1997, the Company opened a 48-unit assisted living community in Memphis, Tennessee.

  In July 1997, the Company completed the Secondary Offering. The Company intends to use the net proceeds from the Secondary Offering, approximately $91.0 million, to finance the development and acquisition of assisted living communities and for general corporate purposes.

  In October 1997, the Company completed the Note Offering. The Notes will be convertible into shares of Common Stock commencing on January 14, 1998, unless previously redeemed or repurchased, at a conversion price of $20.86 per share, subject to certain adjustments. The net proceeds of the Note Offering will be used by

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the Company to finance the development and acquisition of additional assisted living facilities and for working capital and other general corporate purposes.

  Additionally, in October 1997, the Company purchased the assets of a retirement community in Stamford, Connecticut for approximately $14.0 million. This community was previously owned by Vencor and has been managed by the Company since April 1997.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

  The statements contained or incorporated by reference in this Prospectus that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things: (i) the successful and timely implementation of the Company's acquisition and development strategy; (ii) the Company's ability to obtain financing on acceptable terms to finance its growth strategy and to operate within the limitations imposed by financing arrangements; (iii) the cost of implementing the Company's acquisition and development strategies; and (iv) other factors referenced in this Prospectus. See "Risk Factors." The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

  Financial Risks Associated with Expansion Program. During the first 12 months of operations, a newly developed assisted living community containing 90 units is expected to incur operating losses of between $150,000 and $250,000. Once opened, the Company estimates that it will take an average of 12 months for a community to achieve targeted occupancy levels. The Company may incur additional operating losses if it fails to achieve expected occupancy rates at newly developed communities or if expenses related to the development, acquisition or operation of new communities exceed expectations. The risks associated with the Company's development of additional assisted living communities and uncertainties regarding the profitability of such operations could have a material adverse effect on the Company's business, financial condition and results of operations.

  Development and Construction Risks. The Company intends to develop or acquire 60 to 85 additional assisted living communities consisting of approximately 5,400 to 7,650 units by the year 2000 (including the 33 communities being developed at September 30, 1997 and the communities developed and acquired since the Company's IPO). The Company's ability to expand at this pace will depend upon a number of factors, including, but not limited to, the Company's ability to acquire suitable properties at reasonable prices; the Company's success in obtaining necessary zoning, land use, building, occupancy, licensing and other required governmental permits and authorizations; and the Company's ability to control construction and renovation costs and project completion schedules. In addition, the Company's development plan is subject to numerous factors outside its control, including competition for site acquisitions, shortages of, or inability to obtain, labor or materials, changes in applicable laws or regulations or in the method of applying such laws and regulations, the failure of general contractors or subcontractors to perform under their contracts, strikes and adverse weather. The Company's business, financial condition and results of operations could be materially and adversely affected if the Company is unable to achieve its development plan.

  The Company does not currently have a substantial internal development staff, but it has retained third parties to locate suitable sites for new assisted living communities and to handle other aspects of the development

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process on a contractual basis. Final approval of all development sites is made by officers of the Company. If the Company is unable to expand its development staff or continue to retain third-party sources to assist in the development process, the Company's ability to execute its development and growth plans and the Company's business, financial condition and results of operations could be materially and adversely affected.

  Increased Leverage and Risks of Indebtedness. In connection with the sale of the Notes, the Company incurred $144 million in additional indebtedness and increased the ratio of its long-term debt to its total capitalization to 56.9% at September 30, 1997 (after giving effect to the net proceeds of the Note Offering, including the exercise of the related over-allotment option and the application of the net proceeds therefrom). As a result of this increased leverage, the Company's principal and interest obligations will increase substantially. The degree to which the Company will be leveraged could adversely affect the Company's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. The Company's increased leverage could also adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, the Company could be forced to reduce other expenditures and forego potential acquisitions to be able to meet such requirements.

  The amount of debt and debt-related payments is expected to increase substantially as the Company pursues its growth strategy. As a result, an increasing portion of the Company's cash flow will be devoted to debt service and related payments and the Company will be subject to risks normally associated with increased financial leverage. There can be no assurance that the Company will generate sufficient cash flows from operations to cover required interest, principal and any operating lease payments.

  In August 1996, Atria entered into a $200.0 million bank credit facility (the "Credit Facility") which has a maturity of four years and may be extended at the option of the banks for one additional year. The obligations under the Credit Facility are secured by substantially all of Atria's property, the capital stock of its present and future principal subsidiaries and all intercompany indebtedness owed to Atria by its subsidiaries. The Credit Facility contains certain customary financial covenants and other restrictions.

  Under the terms of the Operating Agreement of Elder HealthCare, as amended, Elder HealthCare will fund the development, construction and working capital needs of its communities by use of third party financing. If such financing is unavailable or insufficient to cover all of the construction and start-up costs associated with any of such communities, Atria will extend the necessary funds or guarantees to Elder HealthCare. Assisted Care Developers has agreed to indemnify the Company for up to 90% of any loss suffered by Atria as a result of the default of Elder HealthCare on any loan either extended or guaranteed by Atria. The Company will manage communities developed by Elder HealthCare from the day they commence operations. The Company may exercise its option to purchase a community only after the community's operations become profitable. If the Company fails to exercise its option, Elder HealthCare will not be obligated to obtain new financing to replace the financing provided by Atria.

  Risk of Rising Interest Rates. At September 30, 1997, $61.3 million in principal amount of the Company's indebtedness bore interest at floating rates. In addition, other indebtedness that the Company may incur in the future may also bear interest at a floating rate. Therefore, increases in prevailing interest rates could increase the Company's interest payment obligations and could have a material adverse effect on the Company's business, financial condition and results of operations.

  Restrictions Associated with Bond and HUD Financing. At September 30, 1997, ten of the Company's assisted living and independent living communities (containing 1,149 units) have been financed in whole or in part by industrial revenue bonds or HUD financing. Under the terms of the HUD financing, the Company is required to obtain HUD approval prior to taking certain actions, including raising prices. In addition, under the terms of the bonds, the Company is required to rent approximately 250 assisted and independent living units to individuals who have incomes which are 80% or less of the average income levels in a designated market. In certain cases, the Company's ability to increase prices in communities with such bond financing (in response to

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higher operating costs or other inflationary factors) could be limited if it affects the ability of the Company to attract and retain residents with qualifying incomes. Failure to satisfy these requirements constitutes an event of default and could accelerate the maturity dates of these financings. At September 30, 1997, outstanding amounts under both types of financing totaled $69.4 million. The Company does not presently expect to seek additional industrial revenue bond or HUD financing. However, the Company may assume financings of these types pursuant to acquisitions of additional communities.

  Consequences of Default. There can be no assurance that the Company will generate sufficient cash flows from operations to cover required interest, principal and operating lease payments. Any payment or other default could cause the lender to foreclose upon the communities securing such indebtedness with a consequent loss of income and asset value to the Company. In certain cases, indebtedness secured by a community is also secured by a pledge of the Company's interests in the community. In the event of a default with respect to any such indebtedness, the lender could avoid the judicial procedures required to foreclose on real property by foreclosing on the pledge instead, thus accelerating the lender's acquisition of the community. Further, because most of the Company's mortgages contain cross-default and cross-collateralization provisions, a default by the Company on one of its payment obligations could adversely affect a significant number of the Company's other communities.

  Acquisition Risks; Difficulties of Integration. In addition to developing additional assisted living communities, the Company currently plans to acquire additional assisted living facilities or other properties that can be repositioned as assisted living communities. The Company recently acquired (i) American ElderServe, an operator of 12 assisted living communities with 503 units, and (ii) two assisted living communities with a total of 129 units in Knoxville, Tennessee. There can be no assurance that the Company will be able to integrate successfully the operations of these communities or institute Company-wide systems and procedures to operate successfully the combined enterprises. There can be no assurance that the Company's acquisition of assisted living facilities will be completed at the rate currently expected, if at all. The success of the Company's acquisitions will be determined by numerous factors, including the Company's ability to identify suitable acquisition candidates, competition for such acquisitions, purchase price, financial performance of the communities after acquisition and ability of the Company to integrate effectively the operations of acquired communities. A strategy of growth by acquisition also involves the risk of assuming unknown or contingent liabilities of the acquired businesses, which could be material, individually or in the aggregate. Any failure by the Company to identify suitable candidates for acquisition, to integrate or operate acquired communities effectively or to insulate itself from unwanted liabilities of acquired businesses may have a material adverse effect on the Company's business, financial condition and results of operations.

  Limited History as a Stand-alone Company. Although the Company's predecessors have operated assisted and independent living communities for over a decade, the Company itself has only operated as a stand-alone company since August 1996. Prior to August 1997, the Company received certain administrative services from Vencor, including finance and accounting, human resources, risk management, legal, marketing and information systems support, pursuant to an administrative services agreement dated August 19, 1996 (the "1996 Administrative Services Agreement"). Upon the expiration of this agreement in August 1997, the Company and Vencor entered into an administrative services agreement (the "New Administrative Services Agreement") with respect to marketing, human resources and information systems support. The New Administrative Services Agreement will expire on December 31, 1997, unless the Company requests Vencor to provide information systems support for an additional 90 days. Although there can be no assurance that upon termination of this agreement the Company will have adequate staffing to perform the functions Vencor currently performs for the Company, the Company is currently implementing plans to insource most of these services, or contract with third parties for the provision of these services. The costs associated with securing these services from third parties or insourcing these services may exceed the costs associated with the provision of these services by Vencor.

  Principal Stockholder. At September 30, 1997, Vencor held 42.8% of the outstanding Common Stock and, accordingly, is in a position to influence significantly the management and operations of the Company. Three of the eight Company directors are officers or directors of Vencor and only three directors of the Company are

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independent directors who are not Vencor affiliates or employees of the
Company. Vencor has entered into a Voting Agreement pursuant to which it has agreed to vote all of its shares of Common Stock at any meeting at which directors are elected in favor of the election of independent directors so that after such election, if such persons are elected, there will be at least two independent directors. The Voting Agreement continues in effect until August 2001 so long as Vencor beneficially owns 30% or more of the Common Stock. The concentration of ownership in Vencor may have a limiting effect on the price and trading volume of the Common Stock and may inhibit changes in control of the Company.

  Relationship with Vencor; Conflicts of Interest. Certain directors and officers of Vencor who are also directors of the Company, and Vencor, as the Company's principal stockholder, have conflicts of interest with respect to certain transactions concerning the Company. When the interests of Vencor and the Company diverge, Vencor may exercise its influence in its own best interests. The Company anticipates resolving potential conflicts of interest on a case-by-case basis, which may include the use of committees comprised of disinterested members of the Board of Directors and the retention of independent financial and other advisors. Transactions between the Company and its officers, directors, principal stockholders and their affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and any such transactions will be subject to approval by a majority of the disinterested members of the Board of Directors.

  The Company and Vencor have entered into certain agreements, including the 1996 Administrative Services Agreement, an Incorporation Agreement, a Tax Sharing Agreement, a Registration Rights Agreement, a Guaranty Fee Agreement and certain Services Agreements (the "Vencor Agreements"), in connection with the Contribution Transaction. These agreements specify certain services to be provided to the Company by Vencor. For example, prior to 1997, Vencor provided certain administrative services to the Company, including finance and accounting, human resources, risk management, legal and information systems for an annual fee approximating $458,000. Pursuant to the Incorporation Agreement, the Company paid Vencor $150,000 for its assistance in connection with the IPO. The maximum guaranty fee that the Company intends to pay Vencor in connection with the Guaranty Fee Agreement is $1,125,000 per year. Except for the New Administrative Services Agreement, these agreements were negotiated by officers of Vencor and the Company while the Company was a wholly owned subsidiary of Vencor. Accordingly, there is no assurance that (i) the terms and conditions of these arrangements are as favorable to the Company as those the Company could have obtained from unaffiliated third parties; or
(ii) such arrangements will not be terminated or modified in the future. Although Vencor has advised the Company that it does not intend to compete with the Company, the Vencor Agreements do not contain any covenant not to complete or similar restrictions prohibiting Vencor from developing, acquiring or operating its own assisted or independent living facilities.

  Need for Additional Financing. To achieve its growth objectives, the Company will need to obtain substantial additional financing to fund its development, construction and acquisition activities. The Company currently estimates that the net proceeds from the Note Offering, together with existing capital resources and financing commitments, will be sufficient to fund its development and acquisition program through mid-1999. There can be no assurance, however, that the Company will not be required to obtain additional capital at an earlier date. The Company may from time to time seek additional financing through public or private financing sources, including equity or debt financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. There can be no assurance that adequate funding will be available as needed or on terms acceptable to the Company. Insufficient financial resources may require the Company to delay or eliminate all or some of its development projects and acquisition plans, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Variations in Operating Results. Although the Company has been profitable, there can be no assurance that revenue growth or profitability will not fluctuate on a quarterly or annual basis in the future. The Company may experience variations in quarterly and annual operating results. Quarterly or annual variations may result from the timing of opening new communities and the rate at which certain occupancy levels are achieved. The Company's operating results for any particular quarter or year may not be indicative of results for future periods.

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  Management of Planned Rapid Growth. The Company's success will depend, in part, on its ability to manage its planned rapid growth. The Company does not presently have adequate staff to manage its planned growth and relies on Vencor to provide certain internal management functions. The Company will need to expand its operational, financial and management information systems and continue to attract, motivate and retain key employees. If the Company does not manage its growth effectively, its business, financial condition and results of operations could be materially and adversely affected. See "Risk Factors--Limited History as a Stand-alone Company," and "--Relationship with Vencor; Conflicts of Interest."

  Dependence on Private Pay Residents. The Company currently relies, and in the foreseeable future expects to rely, primarily on the ability of residents to pay for the Company's services from their own financial resources. In the event that managed care becomes a significant factor in the assisted living industry, the amount the Company receives for its services could be adversely affected. In addition, inflation or other circumstances that adversely affect the ability of the elderly to pay for the Company's services could have a material adverse effect on the Company's business, financial condition and results of operations.

  Competition. The assisted living industry is highly competitive. The Company faces competition from numerous local, regional and national providers of assisted and independent living and long-term care services. The Company also competes with companies providing home-based health care. Some of the Company's competitors operate on a not-for-profit basis or as charitable organizations. Also, many of the Company's competitors are significantly larger and have greater financial resources than the Company. The Company believes that the assisted living industry will become even more competitive in the future. Regulatory barriers to entry into the assisted living industry are generally not substantial. If the development of new assisted living facilities surpasses the demand for such facilities in particular markets, such markets may become saturated. The Company also expects to compete for acquisitions of additional assisted living facilities and properties. There can be no assurance that competition will not limit the Company's ability to attract residents or expand its business or have a material adverse effect on the Company's business, financial condition or results of operations.

  Government Regulation. The health care industry is subject to extensive regulation and frequent regulatory change. At this time, no federal laws or regulations specifically regulate assisted or independent living facilities. While a number of states have not yet enacted specific assisted living regulations, the Company's communities are subject to regulation, licensing, certificate of need requirements and permitting by state and local health and social service agencies and other regulatory authorities. Requirements vary from state to state. Changes in existing laws and regulations, adoption of new laws and regulations and new interpretations of existing laws and regulations could have an adverse impact on the Company's operations. The Company believes that such regulation will increase in the future. In addition, health care providers are receiving increased scrutiny under anti-trust laws as the integration and consolidation of health care delivery increases and affects competition. Regulation of the assisted living industry is evolving. The Company is unable to predict the content of new regulations and their effect on its business. There can be no assurance that the Company's operations will not be adversely affected by regulatory developments. Failure by the Company to comply with applicable regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

  Federal and state fraud and abuse or anti-self referral statutes and regulations, such as Medicare/Medicaid anti-kickback laws, Stark I and II, certain provisions of the Health Insurance Portability and Accountability Act of 1997 and the Balanced Budget Act of 1997 govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, certain direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by or the recommending of a particular provider of health care items or services. Vencor and other health care providers offer certain services to residents of the Company's communities. Fraud and abuse oversight is increasing and the application of these laws has been expanded to include payors beyond Medicare and Medicaid, such as indemnity insurers, managed care organizations and other private payors. These laws have been broadly interpreted to apply to certain relationships between health care providers and sources of patient referral. These laws and regulations are extremely complex and have been the subject of little judicial or regulatory interpretation. Similarly, state laws vary, are sometimes vague and have seldom been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion of health care providers or supplies from participation in the Medicare and Medicaid programs. There can be no assurance that such laws will be interpreted in a manner consistent with the practices of the Company.

  Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist that also may require modifications to existing and planned communities to create access to the properties by disabled persons. While the Company believes that its properties are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

  Labor Costs. The Company competes with various health care providers and other employers for qualified and skilled personnel. The Company's labor costs will increase over time. The Company's business, financial condition and results of operations could be adversely affected if the Company is unable to control its labor costs.

  Environmental Risks. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances that may be located on, in or under the property. These laws and regulations may impose liability regardless of whether the owner or operator was responsible for, or knew of, the presence of the hazardous or toxic substances. The liability of the owner or operator and the cost of any required remediation or removal of hazardous or toxic substances could exceed the property's value. In connection with the ownership or operation of its communities, the Company could be liable for these costs. As a result, the presence of hazardous or toxic substances at any property currently held or operated by the Company or acquired or operated by the Company in the future, could have a material adverse effect on the Company's business, financial condition and results of operations.

  Liability and Insurance. In recent years, the long-term care industry has experienced an increase in the number of lawsuits alleging negligence and other legal theories, many of which involve significant costs and substantial claims. The Company maintains insurance policies in amounts and with such coverage as it deems appropriate for its operations. There can be no assurance, however, that the Company will be able to continue to obtain sufficient liability insurance coverage in the future or that such coverage will be available on acceptable terms. A successful claim in excess of the Company's coverage or not covered by the Company's insurance could have a material adverse effect on the Company's business, financial condition and results of operations. Claims against the Company, regardless of their merit or outcome, may involve significant legal costs and require management to devote considerable time that would otherwise be utilized in the operation of the Company.

  Anti-takeover Provisions. The Company's Restated Certificate of Incorporation and Amended and Restated By-laws, as well as Delaware corporate law, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire or take control of the Company. These provisions could limit the price that certain investors might be willing to pay for shares of Common Stock. Certain of these provisions allow the Company to issue, without stockholder approval, preferred stock having voting rights senior to those of the Common Stock. Other provisions impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. In addition, the Company's Board of Directors is divided into three classes, each of which serves for a staggered three-year term, which may make it more difficult for a third party to gain control of the Board of Directors. As a Delaware corporation, the Company is subject to
Section 203 of the Delaware General Corporation Law which, in general, prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" for three years following the date such person became an interested stockholder unless certain conditions are satisfied. As a result, third parties may be discouraged from attempting to acquire or take control of the Company. See "Risk Factors--Principal Stockholder" and "Description of Capital Stock--Certain Corporate Governance Matters."

  Possible Volatility of Stock Price. The Company's Common Stock has been quoted on the Nasdaq National Market since August 1996. The stock market in recent years has experienced broad price and volume fluctuations that have frequently been unrelated to the performance of particular companies. Such market fluctuations may materially and adversely affect the market price of the Common Stock.

                               RESALES OF SHARES

  With the consent of the Company, this Prospectus may be used by Selling Stockholders who have received or will receive Shares in connection with acquisitions and who may wish to sell such Shares under circumstances requiring or making desirable its use. The Company may consent to the use of this Prospectus by Selling Stockholders for a limited period of time and subject to limitations and conditions that may be varied by agreement between the Company and one or more Selling Stockholders. Agreements with Selling Stockholders permitting the use of this Prospectus may provide that an offering of Shares be effected in an orderly manner through securities dealers, acting as brokers or dealers, selected by the Company; that Selling Stockholders enter into custody agreements with one or more banks with respect to such Shares; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required. The Company will not receive any of the proceeds from any sale of Shares offered hereby by a Selling Stockholder.

  Shares may be sold by Selling Stockholders hereunder on one or more exchanges or otherwise; directly to purchasers in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which the broker solicits purchasers; in block trades in which the broker or dealer will attempt to sell Shares as agent but may position and resell a portion of the block as principal; in transactions in which a broker or dealer purchases as principal for resale for its own account; through underwriters or agents; or in any combination of the foregoing methods. Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from Selling Stockholders and/or the purchasers of Shares. The proceeds to a Selling Stockholder from any sale of Shares will be net of any such compensation and of any expenses to be borne by the Selling Stockholder. If required at the time that a particular offer of Shares is made, a supplement to this Prospectus will be delivered that describes any material arrangements for the distribution of Shares and the terms of the offering, including, without limitation, the names of any underwriters, brokers, dealers or agents and any discounts, commissions or concessions and other items constituting compensation from the Selling Stockholder.

  Selling Stockholders and any brokers, dealers, underwriters or agents that participate with a Selling Stockholder in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by any such brokers, dealers, underwriters or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  The Company may agree to indemnify Selling Stockholders and/or any such brokers, dealers, underwriters or agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses in connection with the offering and sale of Shares.

  Selling Stockholders may also offer shares of Common Stock issued in past and future acquisitions by means of prospectuses under other available registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales that meet the requirements of Rule 144 or Rule 145(d) under the Securities Act.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Company's Restated Certificate of Incorporation provides that the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.10 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share. At September 30, 1997, 23,372,387 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were issued or outstanding. In the fourth quarter of 1997, the Company sold $143.75 million principal amount of the Notes, which are convertible into shares of Common Stock commencing on January 14, 1998, unless previously redeemed or repurchased, at a conversion price of $20.86 per share, subject to certain adjustments.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share owned of record on all matters voted upon by stockholders. Subject to the requirements (including preferential rights) of any Preferred Stock outstanding, holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preferences of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive rights, no cumulative voting rights and no rights to convert their Common Stock into any other securities, and there are no redemption or sinking fund provisions with respect to the Common Stock.

  The Company has never declared or paid any cash dividends on its Common Stock and currently plans to retain future earnings to finance the growth of the Company's business rather than to pay cash dividends. Payment of any cash dividends in the future will depend on the financial condition, results of operations and capital requirements of the Company as well as other factors deemed relevant by the Board of Directors. The Credit Facility prohibits the Company from paying cash dividends.

  National City Bank acts as the transfer agent and registrar for the Common Stock.

PREFERRED STOCK

  The Board of Directors has the authority to issue the authorized shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of Preferred Stock also could have the effect of delaying, deterring or preventing a change in control of the Company without further action by the stockholders.

CERTAIN CORPORATE GOVERNANCE MATTERS

  Pursuant to the Company's Restated Certificate of Incorporation and the Amended and Restated By-laws, the Board is divided into three classes. Two classes of directors consist of three directors each and one class consists of two directors, with the term of office of the first class to expire at the 1998 annual meeting of stockholders, the term of office of the second class to expire at the 1999 annual meeting of stockholders and the term of office of the third class to expire at the 2000 annual meeting of stockholders. At each succeeding annual meeting of stockholders, directors will be elected to three-year terms of office.

  The Company's Restated Certificate of Incorporation and the Amended and Restated By-laws provide that: (i) the number of directors of the Company will be fixed by resolution of the Board, but in no event will be less than three nor more than 15 directors; (ii) the directors of the Company in office from time to time will fill any vacancy or newly created directorship on the Board, with any new director to serve in the class of directors to which he or she is so elected; (iii) directors of the Company may be removed only for cause by the holders of at least a majority of the Company's voting stock; (iv) stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting; and
(v) except as described below, special meetings of stockholders may be called only by the Chairman of the Board, the President of the Company or by a majority of the total number of directors of the Company and the business permitted to be conducted at any such meeting is limited to that stated in the notice of the special meeting. The Amended and Restated By-laws also require that stockholders desiring to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of the Company not fewer than 60 days nor more than 90 days in advance of the annual meeting of stockholders; provided, however, if the date of the meeting is not furnished to stockholders in a notice, or is not publicly disclosed by the Company, more than 70 days prior to the meeting, notice by the stockholder, to be timely, must be delivered to the President or Secretary of the Company not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

  The Amended and Restated By-laws also provide that stockholders desiring to nominate persons for election as directors must make their nominations in writing to the President of the Company not fewer than 60 days nor more than 90 days prior to the scheduled date for the annual meeting; provided, however, if fewer than 70 days notice or prior public disclosure of the scheduled date for the annual meeting is given or made, notice by the stockholders, to be timely, must be delivered to the President or Secretary of the Company not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

  Under applicable provisions of the Delaware General Corporation Law, the approval of a Delaware corporation's board of directors, in addition to stockholder approval, is required to adopt any amendment to the corporation's certificate of incorporation, but a corporation's by-laws may be amended either by action of its stockholders or, if the corporation's certificate of incorporation so provides, its board of directors. The Restated Certificate of Incorporation and Amended and Restated By-laws provide that the provisions summarized above may not be amended by the stockholders, nor may any provision inconsistent therewith be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the Company's voting stock, voting together as a single class.

  The foregoing provisions of the Restated Certificate of Incorporation and Amended and Restated By-laws may discourage or make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company's management believes that the foregoing measures provide benefits to the Company and its stockholders by enhancing the Company's ability to negotiate with the proponent of any unfriendly or unsolicited proposal to take over or restructure the Company and that such benefits outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

  The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a Delaware corporation for three years following the date such person became an interested stockholder unless:
(i) before such person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder became an interested stockholder or the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification (as required by Section 203) of a transaction which is one of certain extraordinary transactions involving the corporation, is with or by a person who either has not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, and is approved or not opposed by a majority of the board of directors then in office. As a result of its initial ownership of all of the outstanding Common Stock, Vencor is not subject to the restrictions imposed upon an interested stockholder under Section 203.

REGISTRATION RIGHTS AGREEMENTS

  The Company has granted demand and incidental registration rights to both Vencor and Andy L. Schoepf, the Company's Chief Operating Officer, for the registration under the Securities Act of shares of Common Stock owned by them. Vencor is permitted four demand registrations. Mr. Schoepf is permitted one demand registration. The Company will pay the fees and expenses for the demand registration of Mr. Schoepf and two demand registrations of Vencor, as well as all incidental registrations, while Vencor and Mr. Schoepf will pay all underwriting discounts and commissions. The registration rights of Vencor expire August 20, 2001 and the registration rights of Mr. Schoepf expire April 1, 1999. The registration rights are subject to certain conditions and limitations, including the right of underwriters to limit the number of shares included in a registration.

  The Company has agreed to file with the Commission by January 7, 1998, use its best efforts to cause to be declared effective within 120 days following such filing and use all reasonable efforts to keep effective for two years, a registration statement covering the resale of the Notes, and the Common Stock issuable upon conversion of the Notes, by the holders thereof who satisfy certain conditions relating to the provision of information in connection with such registration statement. The Company will be permitted to suspend the use of the prospectus that is a part of such registration statement during certain periods and under certain circumstances.

                        SHARES ELIGIBLE FOR FUTURE SALE

  At September 30, 1997, the Company had outstanding 23,372,387 shares of Common Stock. The 6,900,000 shares sold in the Secondary Offering and the 5,750,000 shares sold in the Initial Public Offering are freely tradable without restriction or further registration under the Securities Act. The Company has outstanding 10,636,487 shares which are "restricted securities" as that term is defined under Rule 144 and were issued by the Company in private transactions in reliance upon one or more exemptions under the Securities Act. Such restricted securities may be resold in a public distribution only if registered under the Securities Act or pursuant to an exemption therefrom, including Rule 144. The remaining 85,900 shares outstanding have been issued pursuant to the Company's Non-Employee Directors 1996 Stock Incentive Plan, the Company's 1996 Stock Incentive Plan and the exercise of options granted by the Company to certain Vencor employees. The sum of 45,900 of such shares are freely tradeable without restriction or further registration under the Securities Act.

  In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned restricted securities for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of the average weekly trading volume during the four calendar weeks preceding such sale or one percent of the then outstanding shares of the Common Stock, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the holding period, to see shares of Common Stock. A person who is deemed not to have been an "affiliate" of the Company at any time during the 90 days preceding a sale by such person, and who has beneficially owned such shares for at least two years, would be entitled to sell such shares without regard to the volume limitations described above.

  The Company has registered or intends to register under the Securities Act approximately 2,750,000 shares of Common Stock reserved for issuance pursuant to the Company's incentive compensation programs. At October 31, 1997, there were outstanding options to purchase 1,498,875 shares of Common Stock. The options become exercisable in four equal installments beginning one year from the date of grant.

  Vencor is entitled to certain rights with respect to the registration for sale under the Securities Act of 10,000,000 restricted shares of Common Stock. Andy L. Schoepf, the Company's Chief Operating Officer, is entitled to certain rights with respect to the registration for sale under the Securities Act of 636,487 restricted shares of Common Stock. Certain holders of the Notes are entitled to certain rights with respect to the registration for sale under the Securities Act of approximately 6,891,180 shares of Common Stock which may be issued upon conversion of the Notes. See "Description of Capital Stock-- Registration Rights Agreements."

                                 LEGAL MATTERS

  The validity of the shares offered hereby will be passed upon for the Company by Greenebaum Doll & McDonald PLLC, Louisville, Kentucky. William C. Ballard Jr., a director of the Company, is of counsel to Greenebaum Doll & McDonald PLLC and as of the date of this Prospectus he beneficially owns 23,000 shares of Common Stock.

                                    EXPERTS

  The consolidated financial statements of Atria Communities, Inc. appearing in the Atria Communities, Inc. Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
The Company................................................................   2
Risk Factors...............................................................   5
Description of Capital Stock...............................................  12
Shares Eligible for Future Sale............................................  14
Legal Matters..............................................................  15
Experts....................................................................  15

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                               2,500,000 SHARES

                            ATRIA COMMUNITIES, INC.

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

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                               DECEMBER 9, 1997

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